Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-121518 on Form S-3 of our reports dated February 16, 2005, (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to accounting changes) relating to the financial statements and financial statement schedules of PG&E Corporation and subsidiaries and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of PG&E Corporation and subsidiaries for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Francisco, California
March 15, 2005